As filed with the Securities and Exchange Commission on December 31, 2002

Registration No. 333-87430

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS AND

SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

For the plan year ended December 31, 2002

or

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 1-4694

Full title of the plan and the address of the plan, if different from that of the issuer named below:

Donnelley Deferred Compensation and Voluntary Savings Plan

Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

RR Donnelley & Sons Company

77 West Wacker Drive

Chicago, Illinois 60601-1629

Item 1.    See Item 4.

Item 2.    See Item 4.

Item 3.    See Item 4.

Item 4.    Financial Statements and Exhibits

(a)  Financial Statements

The Donnelley Deferred Compensation and Voluntary Savings Plan is subject to the Employee Retirement Income Security Act of 1974 (ERISA), and the report of Washington, Pittman & McKeever, LLC, independent public accountants, as prepared in accordance with the financial reporting requirements of ERISA is attached hereto and incorporated into this report.

(b)  Exhibit

Consent of Independent Public Accountants—Washington, Pittman & McKeever, LLC.

(c)  Exhibit

Certification Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) has duly caused this Annual Report to be signed on its behalf by the undersigned hereunto duly authorized.

R.R. DONNELLEY & SONS COMPANY

By:	/s/ HAVEN E. COCKERHAM
Senior Vice President—Human Resources

Date: June 30, 2003

Exhibit Index

Exhibit Number	Description	Paper (P) or Electronic (E)

(a)	Donnelley Deferred Compensation and Voluntary Savings Plan Financial Statements as of December 31, 2002 and 2001.	E

(b)	Consent of Independent Public Accountants.	E

(c)	Certification Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	E